Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-232271) pertaining to the 2019 Equity Incentive Plan Amended and Restated and 2019 Employee Stock Purchase Plan of Medallia, Inc., and
2.Registration Statement (Form S-8 No. 333-232717) pertaining to the 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, 2017 Equity Incentive Plan and 2008 Equity Incentive Plan of Medallia, Inc.;

of our reports dated March 22, 2021, with respect to the consolidated financial statements of Medallia, Inc. and the effectiveness of internal control over financial reporting of Medallia, Inc. included in this Annual Report (Form 10-K) of Medallia, Inc. for the year ended January 31, 2021.

/s/ Ernst & Young LLP

San Francisco, California

March 22, 2021